License Reference Number: F-090104

 LICENSE AGREEMENT

 BETWEEN

MOTOROLA, INC.

AND

FORWARD INDUSTRIES, INC.

LICENSE AGREEMENT

THIS AGREEMENT is made as of October 1, 2004 between:

(1)       MOTOROLA, INC., a Delaware corporation, having its principal office at 1303 East Algonquin Road, Schaumburg, Illinois 60196, USA, and its subsidiaries and affiliates ("Motorola"); and

(2)        FORWARD INDUSTRIES, INC., a New York corporation, having its principal office at 1801 Green Road, Pompano Beach, Florida 33064, and its subsidiaries and affiliates ("Licensee").

with reference to the following recitals:

A.         Motorola wishes to license certain Trademarks;

B.         Licensee wishes to use the Trademarks upon and in connection with the manufacture, sale, marketing, and distribution of the Products;

C.         The Trademarks constitute valuable rights owned and used by Motorola in conducting its business and designating the origin or sponsorship of distinctive trademarked products by Motorola;

D.         Motorola desires to protect the integrity of its Trademarks and to preserve its right to label its products and those of its licensees with its Trademarks so as to avoid consumer confusion and to distinguish its products and those of its licensee from those of its competitors; and

E.         Licensee and Motorola agree that certain restrictions as set forth herein on Licensee's use of the Trademarks are necessary to ensure that the Trademarks are not diluted or subject to disrepute in the course of Licensee's use of the Trademarks, and that Motorola's reputation is not subjected to disrepute, and that Motorola's rights in the Trademarks and ownership of the Trademarks are preserved.

NOW, THEREFORE, in consideration of the mutual promises of this Agreement, the parties agree as follows:

1.         DEFINITIONS

1.1       In this Agreement:

"Approved Sample" means Product or Product Materials that have been delivered to and approved in writing by the Motorola Representative as provided in Section 3.2 of this Agreement.

"Approved Manufacturer" means a contract manufacturer or supplier to Licensee of the Product or Product Materials that has been approved by Motorola and has executed a Manufacturer's Agreement incorporating all of the terms of the Manufacturer's Agreement set forth in Exhibit E.

"Approved Supplier" means those Motorola suppliers listed on Exhibit G.  Licensee does not have to execute a Manufacturer's Agreement in order to obtain Products from the Approved Suppliers.

"Business Day" means a day that is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close in Illinois or New York, New York.

"Days" means calendar days.

"Derivative Works" means any computer program, work, product, service, improvement, supplement, modification, alteration, addition, revision, enhancement, new version, new edition, remake, sequel, translation, adaptation, design, plot, theme, character, story line, concept, scene, audio-visual display, interface element or aspect, in any medium, format, use or form whatsoever, whether interactive or linear and whether now known or unknown (including but not limited to sound recordings, phonorecords, computer-assisted media, games, books, magazines, periodicals, merchandise, animation, home videos, radio, motion pictures, cable and television), that is derived directly or indirectly, from any Trademarks, or any part or aspect of any thereof, or that uses or incorporates any of the Trademarks, or any part or aspect of any thereof.

"Effective Date" means the date in the heading on page 4 of this Agreement.

"Gross Sales" means the gross invoice amount billed by Licensee for Products sold to its customers, other than Motorola, its subsidiaries and its Affiliates.

"Intellectual Property Rights" means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing: (i) rights associated with works of authorship throughout the universe, including but not limited to copyrights (including without limitation the sole and exclusive right to prepare Derivative Works of copyrighted works and to copy, manufacture, reproduce, lend, distribute copies of, modify, publicly perform and publicly display the copyrighted work and all derivative works thereof), moral rights (including without limitation any right to identification of authorship and any limitation on subsequent modification) and mask-works; (ii) rights in and relating to the protection of trademarks, service marks, trade names, goodwill, rights in packaging, rights of publicity, merchandising rights, advertising rights and similar rights; (iii) rights in and relating to the protection of trade secrets and confidential information; (iv) patents, designs, algorithms and other industrial property rights and rights associated therewith; (v) other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated) relating to intangible property that are analogous to any of the foregoing rights (including without limitation logos, character rights, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; (vi) registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing); and (vii) rights in and relating to the sole and exclusive possession, ownership and use of any of the foregoing throughout the universe, including without limitation the right to license and sublicense, franchise, assign, pledge, mortgage, sell, transfer, convey, grant, gift over, divide, partition and use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing).

"Laws" mean any and all applicable laws, rules, regulations, including, but not limited to, local and national laws, rules and regulations, treaties, pertaining to any activities of Motorola or any third party engaged by Motorola in connection with the performance of the obligations arising under this Agreement.

"Manufacturer's Agreement" means an agreement among Motorola, Licensee and a manufacturer or supplier of the Product or Product Materials incorporating all of the terms of the Manufacturer's Agreement set forth in Exhibit E.

"Minimum Royalty" has the meaning ascribed thereto in Section 8.3.1.

"Motorola Representative" means the person or persons designated by Motorola in writing to receive and respond to requests for approval, results of inspections and tests, product warranty reports and correspondence (other than Notices as provided in Section 22) regarding Licensee's performance of its duties under this Agreement.

"Net Sales" means Gross Sales, less refunds, taxes, freight, insurance, customs duties, credits and allowances actually allowed to customers for returned Products.

"Product" or "Products" means specific products or product categories as established in Exhibit C for which the Licensee is authorized under this Agreement and that have been approved by Motorola as provided in this Agreement and that bear the Trademarks.

"Product Materials" means warranty statement, user guide, packaging and marketing materials, including but not limited to point-of-sale materials, publicity, advertising, signs, catalogs product brochures and other in-box materials relating to the Product.

"Sales Year" or "Sales Years" means the periods of time as set forth in Exhibit F during which sales of Products are measured.

"Territory" means the authorized counties referred to in Exhibit B subject to the restrictions in Section 13.

"Trademarks" means one or more the trade names, logos, trade dress, trademarks, and service marks referred to in Exhibit A.

"Trademark Use Specification" means the standards of trademark use referred to in Exhibit D to be applied to all uses of the Trademarks made by Licensee pursuant to this license.

2.         GRANT OF LICENSE

2.1       Motorola grants to Licensee, subject to the terms and conditions of this Agreement, the non-exclusive right to use the Trademarks upon the Products and in connection with the manufacture, sale, marketing and distribution of the Products in the Territory.

2.2       Licensee may manufacture Products or have Products manufactured for it anywhere in the world subject to the terms of this Agreement including the restrictions and obligations of Sections 3 and 13 of this Agreement.

2.3       Licensee is further authorized to use in the Territory the Trademarks in marketing materials directly related to Products including the use of the Trademarks in publicity, advertising, signs, catalogs, product brochures, packaging, and other forms of advertising, subject to the terms and conditions of this Agreement.

3.         QUALITY CONTROL

3.1       Licensee shall use the Trademarks in the manner set forth in the Trademark Use Specifications. The Trademark Use Specifications are furnished to Licensee, in confidence pursuant to Section 12 of this Agreement.

3.2       Prior to the manufacture of any Product, Licensee must obtain Motorola's written approval of final production samples of each Product and Licensee must obtain Motorola's written approval of all Product Materials, prior to the sale, publication, distribution or use of such Product and Product Materials. Licensee shall furnish, at no cost to Motorola, final production samples of each Product and corresponding Product Materials to the Motorola Representative who may retain such final samples at Motorola's discretion.   Licensee acknowledges that Motorola may perform SAR tests on the production samples and that no production sample will be approved unless it passes SAR testing.  Motorola agrees to notify Licensee in writing within fifteen (15) business days if it approves of such final production samples of each Product and final production samples of Product Materials.  Motorola's approval shall not be unreasonably withheld.  If such Product and/or Product Materials are not approved, Motorola will advise Licensee of the reasons therefor, in reasonable detail, including corrections required by Motorola.  Licensee shall make all such corrections at its expense, or withdraw the proposed Product and/or Product Materials from consideration. Licensee agrees not to make any changes to such Approved Product or Product Materials without seeking approval from Motorola.  The quality of Product for sale by Licensee shall at all times be the same in appearance, form, fit, function, quality and regulatory compliance to that of the Approved Sample. Any review and/or approval by Motorola shall not relieve Licensee from its obligations provided in this Agreement.

            3.3.2    Each Product and Product Materials shall at all times (i) conform to the terms of this Agreement; (ii) conform to the Trademark Use Specifications and (iii) be the same in appearance, form, fit, function and regulatory compliance to the Approved Sample of the Product or Product Materials.

            3.3.3     If at any time the Product and/or Product Materials fail to (i) conform to the terms of this Agreement; or (ii) conform with the Trademark Use Specifications; or (iii) conform in appearance, form, fit, function and regulatory compliance to the Approved Samples, Licensee shall Promptly, but in no event later than thirty (30) business days of becoming aware of such failure, make all changes necessary to bring such Product and/or Product Materials into conformance, or cease using the Trademarks on a nonconforming Product and/or Product Materials, or cease selling the Product. In addition, Licensee may be required by Motorola within ten (10) business days after becoming aware of such nonconformance, to take steps to withdraw any nonconforming Products and/or Product Materials from the market if reasonably determined by Motorola, after consultation with Licensee, to be a nonconformance creating significant safety, quality, customer satisfaction or negative brand impact issues.

            3.3.4     If at any time Motorola reasonably determines a Product and or Product Materials fail to (i) conform to the terms of this Agreement; or (ii) conform with the Trademark Use Specifications; or (iii) is not the same in appearance, form, fit, function and regulatory compliance to the Approved Sample, Motorola or its authorized representative shall so notify Licensee, specifying the nonconformance in reasonable detail. Upon such notification, Licensee shall Promptly, but in no event later than thirty (30) business days, make all changes necessary to bring the Products and/or Product Materials into conformance, or cease using the Trademarks on the nonconforming Product and/or Product Materials, or cease selling the Product. In addition, Licensee may be required by Motorola within ten (10) business days after becoming aware of such nonconformance, take steps to withdraw any nonconforming Products and/or Product Materials from the market if reasonably determined by Motorola, after consultation with Licensee,  to be a nonconformance creating significant safety, quality, customer satisfaction or negative brand impact issues.

3.4       If requested by Motorola due to reasonable concerns over nonconformance with the Approved Samples, Licensee shall, at its own expense, submit to Motorola results of inspections and tests that have been performed by an independent testing laboratory on randomly selected samples of each Product to show conformance. In addition, Motorola may require Licensee, at Licensee's own expense, to perform tests at an independent laboratory approved by Motorola to show conformance of the Product with the Approved Samples. At its sole discretion, Motorola may purchase the Product, at its own expense, from retail outlets or from distributors and review the Product and Product Materials to ensure that they conform in appearance, form, fit, function and regulatory compliance to the Approved Samples and the Trademark Use Guidelines.

3.5       Upon five (5) business days' notice to Licensee, Motorola shall have the right to conduct or have conducted, during regular business hours, an examination of Products manufactured by or for Licensee (including those assembled or tested) at Licensee's facilities to determine compliance of such Products with the Approved Sample(s) and the Trademark Use Guidelines. If at any time the Products fail to conform in appearance, form, fit, function and regulatory compliance to the Approved Sample(s) or the Trademark Use Guidelines, Motorola or its authorized representative shall so notify Licensee, specifying the noncompliance in reasonable detail.. Upon such notification, Licensee shall Promptly, but in no event later than thirty (30) business days, make all changes necessary to bring the Products and/or Product Materials into conformance, or cease using the Trademarks on such nonconforming Products and/or Product Materials, and/or cease selling such Products. In addition, Licensee may be required by Motorola, after consultation with Licensee,  within ten (10) business days after becoming aware of such nonconformance, take steps to withdraw any nonconforming Products and/or Product Materials from the market if reasonably determined by Motorola to be a nonconformance creating significant safety, quality, customer satisfaction or negative brand impact issues.

3.6       Licensee is authorized to purchase Product and Product Materials from the Approved Suppliers.   Licensee must obtain Motorola's written consent prior to using any other third party to manufacture or to supply Licensee with any Product or Product Materials. Licensee shall forward to Motorola a written list of proposed manufacturers or suppliers and the Products that each is to manufacture or supply and the location(s) where such Products shall be manufactured. Motorola may request any additional business or credit information regarding the proposed manufacturer or supplier it deems necessary to make a determination.  Motorola agrees to Promptly review the list and to notify Licensee of its decision, and, if not approved, to advise Licensee, in writing stating the reasons for the rejection in reasonable detail.  A manufacturer or supplier who is so approved is an Approved Manufacturer for only that Product for which it is approved and only after executing a Manufacturer's Agreement.

3.7       Prior to manufacturing any Product or using any Approved Manufacturer to manufacture any Product, Licensee shall execute a Manufacturer's Agreement or have the proposed manufacturer execute a Manufacturer's Agreement that has terms which are legally enforceable in the jurisdiction in which the Product or Product Materials are manufactured or supplied and includes at least the same terms and conditions as those set out in the Manufacturer's Agreement in Exhibit E.  Licensee may include additional terms in the Manufacturer's Agreement provided they do not result, in the opinion of Motorola, in a reduction in the protections and remedies available to Motorola under the terms in Exhibit E. A copy of the executed Manufacturer's Agreement shall be delivered to Motorola before the Licensee or any Approved Manufacturer may commence the manufacture or supply of any Product or Product Materials.

3.8       Should either party become aware of any applicable laws or regulations in any jurisdiction in the Territory that are inconsistent with the provisions and intent of the Manufacturer's Agreement, it shall notify the other party within five (5) days of becoming aware of such inconsistency.

3.9       If Motorola determines that the Licensee or an Approved Manufacturer has breached any Manufacturer's Agreement, Motorola shall advise the Licensee of the breach in reasonable detail, and, in the case of a breach by an Approved Manufacturer, instruct Licensee to use commercially reasonable efforts to enforce the Manufacturer's Agreement against the breaching Approved Manufacturer. Breaches shall include failure of the Licensee or an Approved Manufacturer to meet any of its obligations included in the terms of the Manufacturer's Agreement in Exhibit E. Licensee will comply with the Manufacturer's Agreement or will use commercially reasonable efforts to enforce the Manufacturer's Agreement against the breaching Approved Manufacturer by obtaining a cure of the breach or terminating the Manufacturer's Agreement within thirty (30) days from Motorola's notice to Licensee. If the Licensee or the Approved Manufacturer fails within this thirty (30) day period to cure such breach to the reasonable satisfaction of Motorola, all rights to manufacture Product and/or Product Materials under this Agreement are immediately terminated and that Approved Manufacturer shall immediately be terminated as an Approved Manufacturer.

3.10     If Licensee determines that an Approved Manufacturer has breached any Manufacturer's Agreement, Licensee shall immediately give notice to Motorola of such breach in reasonable detail. Licensee will use commercially reasonable efforts to enforce the Manufacturer's Agreement against the breaching Approved Manufacturer by obtaining a cure of the breach or terminating the Manufacturer's Agreement within thirty (30) days of Licensee's determination. Licensee acknowledges that any failure by Licensee to comply with the Manufacturer's Agreement or to enforce or terminate any Manufacturer's Agreement against a breaching Approved Manufacturer in accordance with Section 3.10 is a material breach of this Agreement, and that such failure will cause irreparable harm and damages to Motorola.

3.11     If Licensee fails or refuses to immediately comply with or enforce the Manufacturer's Agreement against the breaching Approved Manufacturer in accordance with Sections 3.9 and 3.10, Motorola shall have the right to enforce the provisions of the Manufacturer's Agreement relating to use and registration of the Trademarks against the Licensee or the breaching Approved Manufacturer. In such cases, the reasonable and documented out-of-pockets costs of enforcing the Manufacturer's Agreement, including but not limited to reasonable attorneys fees, shall be paid by Licensee, whether the Manufacturer's Agreement is enforced by Motorola or Licensee. Licensee agrees to cooperate fully with Motorola, at Licensee's own expense, if Motorola enforces the provisions of the Manufacturer's Agreement relating to use and registration of the Trademarks breached by an Approved Manufacturer.

3.12    Upon seven (7) business days' notice to Licensee, who shall in turn notify any pertinent Approved Manufacturer, Motorola shall have the right to inspect or have inspected, at Motorola's expense, the manufacturing facilities of the Approved Manufacturer during regular business hours to determine compliance with the terms of the Manufacturer's Agreement and compliance of the Products and/or Product Materials with the Trademark Use Specifications and Approved Sample(s) being manufactured at Approved Manufacturer's facilities. If at any time the Products and/or Product Materials fail to conform to the Trademark Use Specifications or are not the same in appearance, form, fit, function and regulatory compliance to the Approved Sample(s), Motorola or its authorized representative shall so notify Licensee, specifying the noncompliance in reasonable detail. Upon such notification, Licensee shall Promptly, but in no event later than thirty (30) business days, work with the Approved Manufacturer to make all changes necessary to bring such Products and/or Product Materials into conformance, or cease using the Trademarks on such nonconforming Products and/or Product Materials, or cease selling such Products.   In addition, Licensee may be required by Motorola, after consultation with Licensee, within ten (10) business days after becoming aware of such nonconformance, to take steps to withdraw any nonconforming Products and/or Product Materials from the market if reasonably determined by Motorola to be a nonconformance creating significant safety, quality, customer satisfaction or negative brand impact issues.

4.         CONDITIONS APPLICABLE TO APPEARANCE OF TRADEMARKS

4.1       Motorola may modify the Trademarks Use Specifications regarding the style, appearance and manner of use of the Trademarks as necessary, in its sole discretion; If Motorola requires Licensee to implement such changes, it shall give written notice to Licensee of any such change(s). Licensee shall promptly implement the revised Trademarks Use Specifications on a running change basis, but in no event later than one hundred twenty (120) business days of Licensee's receipt of Motorola's notification of any change in the Trademarks Use Specifications.  Any use of the Trademarks not specifically provided for by the Trademarks Use Specifications shall be adopted by Licensee only upon prior approval in writing by Motorola.  Licensee shall have the right, in accordance with the terms of this Agreement, to sell, in the ordinary course of business, Product inventory that exists at the time of receipt of notice of changes in the Trademarks Use Specifications.

4.2       Motorola may require, to the extent practicable, that the following notice, all or in part, be used on the Products and/or Product Materials to identify the licensed use under the Agreement and the proprietary rights of Motorola: "Manufactured, distributed or sold by (the "Licensee"), official licensee for this product.  Motorola, the Motorola logo trademarks and the Motorola trade dress are owned by Motorola, Inc. and are used under license from Motorola, Inc.  Please contact (the "Licensee") at (phone #, email, etc.) for questions/comments, warranty, support, or service related to this product. MOTOROLA and the Stylized M Logo are registered in the U.S. Patent & Trademark Office. © Motorola, Inc. 200X (with X being the date of publication)."

4.3       Motorola may require through written notice that Licensee adopt and use different Trademarks and/or Product Materials specifications for different countries in the Territory, and Licensee agrees to be bound by such requirements of Motorola.  Licensee shall be permitted a reasonable time after such notice to implement the use of different Trademarks and/or Product Materials specifications and shall have the right, in accordance with the terms of this Agreement, to sell, in the ordinary course of business, Product inventory that exists at the time of receipt of such notice.

5.          PROTECTION OF TRADEMARKS

5.1       Licensee acknowledges that Motorola is the exclusive owner of the Trademarks and any trademark incorporating all or any part of the Trademarks. Without limiting the foregoing, Licensee hereby assigns to Motorola all right, title and interest in the Trademarks, together with the goodwill attaching thereto that may inure to Licensee in connection with this Agreement or from its use of the Trademarks hereunder.  Licensee agrees to execute and deliver such documents as necessary for Motorola to register Licensee as registered user or permitted user, or to withdraw Licensee as a registered user or permitted user, of the Trademarks.  All use of the Trademarks by Licensee shall inure to the sole benefit of Motorola.  Licensee shall cooperate and shall execute all papers reasonably requested by Motorola to effect further registration, maintenance and renewal of the Trademarks at the sole expense of Motorola.

5.2       Licensee will not encourage or assist a third party to register, or attempt in any country to register the copyright, or to register as a trademark, service mark, design patent or industrial design, any portion of the Motorola Intellectual Property Rights or derivations or adaptations thereof, or any work, symbol or design which is so similar thereto as to clearly suggest associations with or sponsorship by Motorola.  In the event of any breach of the foregoing, Licensee agrees to terminate the unauthorized registration activity and to execute and deliver, or cause to be delivered, to Motorola such assignments and other documents as Motorola may require to transfer to Motorola all rights to the registrations, patents or applications involved.  Licensee will not, nor will it encourage or assist a third party to, challenge the validity or ownership of any patent, copyright, trademark, or other Intellectual Property Rights or registrations of Motorola.

5.3       If Licensee learns of any infringement of the Trademarks or of the existence, use or promotion of any mark or design similar to the Trademarks, Licensee shall Promptly notify Motorola. Motorola shall have the sole right and discretion to decide what legal proceedings or other action, if any, shall be taken, by whom, how such proceedings or other action shall be conducted. Any legal proceedings instituted pursuant to this Section 5.3 shall be for the sole benefit of Motorola.  Licensee shall, at the request of Motorola, cooperate and assist Motorola in any such suit or action, provided that Motorola will promptly reimburse Licensee for all documented reasonable costs and expenses, including attorneys' fees.

5.4       In the performance of this Agreement, Licensee shall comply with applicable laws and regulations, and those laws and regulations particularly pertaining to the proper use and designation of trademarks in the countries of said Territory. Should Licensee be or become aware of any applicable laws or regulations that are inconsistent with the provisions of this Agreement, Licensee shall Promptly notify Motorola of such inconsistency. The parties shall then first, in good faith, negotiate a modification to this Agreement such that it complies with applicable law and regulations, and if the parties are unable to reach agreement with respect to such modification, then Motorola may terminate the license and rights granted hereunder in that jurisdiction and: (i) the Territory set forth in Exhibit B shall be appropriately amended, and (ii) the Minimum Royalty hereunder shall be appropriately adjusted based on the average ratio that Licensee's sales in such jurisdiction is to Licensee's total sales in the Territory during each quarterly period of each Sales Year of this Agreement.

6.         PRODUCT WARRANTY AND SUPPORT

6.1       Licensee shall provide, at a minimum, a one-year, replacement warranty to consumers who purchase the Products and shall comply with applicable local laws on warranties in the Territories where the Products are sold.

6.2       Licensee will be fully responsible for all end user support service and warranty costs, including but not limited to the following (if applicable): transportation costs, Product replacements, service labor, field repair, refunds, returns, and other customer concessions to ensure each customer's satisfaction for the duration of the applicable warranty period. After consultation with Licensee, Motorola may require Licensee to halt sales or to recall Product in whole or in part or to take other corrective actions where Motorola reasonably determines customer satisfaction, quality, safety, returns or compliance problem(s) exist.

6.3      All Product packaging shall include a conspicuous use of the telephone number and address for Licensee's customer service department or customer service representative so that any questions regarding support service for the Products including warranty can be directed by the consumer or by Motorola to Licensee. Licensee shall provide the telephone number and address for customer service to Motorola for each Product before the initial sale of such Product. If Motorola determines an excess number of questions regarding any Product have been directed by the consumer to Motorola, Motorola and the licensee shall mutually agree on a corrective action. If a reasonable corrective action cannot be agreed to, Motorola may require Licensee to withdraw such Product from the market or require Licensee to pay Motorola for future costs incurred related to such questions.

6.4       Throughout the period during which the warranty for any Product is in effect, Licensee shall provide, during Licensee's normal business hours, a well-manned telephone service number for receipt of calls for the Products.  At all other times, such telephone service number shall have, at a minimum, an automated message specifying the times during which the service number shall be manned with live personnel.

6.5       Licensee will collect, prepare reports or, maintain and, upon request, deliver to Motorola, all applicable data and records relating to Product warranty as set forth in but not limited to the reporting requirements in Exhibit I. In addition, within thirty (30) days after the end of each quarterly period, Licensee shall furnish to the Motorola Representative a statement summarizing all significant problems and quality issues reported to Licensee's customer service department for each Product in the preceding quarter.

7.         COSTS

7.1       Except as otherwise expressly provided herein, Motorola and Licensee shall each bear their own costs, including, but not limited to, reasonable and necessary travel and inspection services associated with the inspection and testing of Products for compliance with the Approved Samples, except that Licensee alone shall bear any costs associated with the inspection and testing of Products for compliance with the Approved Samples that are conducted by an independent testing laboratory as referenced in Section 3.4 and shall bear the cost of the samples referenced in this Agreement.

8.          ROYALTIES

8.1       Licensee agrees to pay Motorola a royalty equal to a percentage, as shown in Exhibit F for each Product, of all Net Sales for the Products.  The royalty rate for any Product other than those in Exhibit C will be determined by written amendment between Motorola and Licensee. The royalty obligation shall accrue upon the sale of the Products regardless of the time of collection by Licensee.  For purposes of this agreement, Products shall be considered "sold" on the date when such Products are billed, invoiced, shipped or paid for, whichever event occurs first.  No deductions shall be made for uncollectible accounts.  If the Net Sales price is expressed in any currency other than United States Dollars, the royalty rate shall be applied to that currency converted to United States Dollars based upon the exchange rate that appears in the "Currency Trading" section of the Eastern Edition of The Wall Street Journal on the last day of the quarterly period in which the royalties become due.

8.2       Licensee shall pay the royalties based upon Net Sales in quarterly periods ending on the last day of March, June, September, and December in U.S. Dollars to Motorola. within fifteen (15) days after the end of each quarterly period less Minimum Royalties actually received by Motorola for each quarterly period. At the time of the quarterly royalty payment, Licensee will also furnish to Motorola on forms provided or approved by Motorola with a statement of Net Sales and number of units of all Products sold  (whether or not subject to a royalty) during the immediately preceding quarterly period and statements of other information as the forms may require.  Such statements will be certified true and correct by a duly authorized officer of Licensee if Licensee is a corporation or by a principal of Licensee if Licensee is a partnership or sole proprietor.  Licensee shall send all payments required by this Section to Motorola at the address in Section 8.5 and statements required by this Section to the Director of Trademark Licensing at the address in Section 22.  Neither the expiration nor the termination of this Agreement shall relieve Licensee from its royalty payment obligations.      In the event Licensee does not provide Motorola with payment of the required royalties as provided, Licensee agrees to pay an additional amount to Motorola equal to Twelve Percent (12%) per annum on all unpaid royalty balances from the due date of such payment until the date royalties are paid to Motorola and the corresponding quarterly reports are made and delivered to Motorola.

8.3      Credits for Products for which royalties were previously paid shall be made against royalties in the quarter the Product returns are received and credited to Licensee's customers.

8.3.1        Fifteen days after the close of each quarter during each Sales Year as set forth in Exhibit F, Licensee shall pay in U.S. Dollars to Motorola a quarterly minimum royalty amount equal to the minimum royalty for the applicable Sales Year (Minimum Royalty") divided by the number of whole quarters for such Sales Year. The Minimum Royalty for Sales Year 1 shall be $375, 000.00.  Motorola and Licensee shall agree on the Minimum Royalty for Sales Year 2 and Sales Year 3 prior to the end of the prior Sales Year.  In case the parties are unable to agree to the Minimum Royalty for Sales Year 2 or Sales Year 3, the Minimum Royalty shall be calculated as set forth in Exhibit F.

8.3.2         Licensee may reduce the Minimum Royalty due in a quarter by the amount the royalty payment based on Net Sales paid for the previous quarterly period of the current Sales Year exceeded the Minimum Royalty for the previous quarterly period.  If the total royalties actually paid for any one Sales Year equal or exceed the total Minimum Royalties for that Sales Year prior to the due date of the next quarterly Minimum Royalty payment for the Sales Year, no quarterly Minimum Royalty payment is due.

8.4       Should the Agreement be terminated by Motorola for cause or by Licensee for convenience under paragraph 10.5 prior to the end of the Term, Licensee shall pay to Motorola an amount equal to the Minimum Royalty for the then current Sales Year, or in the last Sales Year of this Agreement, an amount equal to the remaining Minimum Royalty, if any.  This payment will be in addition to any prior payment of the Minimum Royalty for that Sales Year, and shall be paid together with any additional royalty amount due within fifteen (15) days of the time of termination.

8.5       All payments shall be electronically transferred to Motorola with all electronic transfer fees to be paid by Licensee at:

Northern Trust Company
Motorola PCS International
Motorola Account # 32690190
ABA (Routing) # 071000013
Swift Code - CNORUS44

8.6       During the term of this Agreement and for at least five (5) years following the termination or expiration of this Agreement, Licensee shall maintain at Licensee's principal office such books and records including but not limited to production, inventory and sales records (collectively "Books and Records") as are necessary to substantiate that (i) all statements submitted to Motorola hereunder were true, complete and accurate, (ii) all royalties and other payments due Motorola hereunder shall have been paid to Motorola in accordance with the provisions of this Agreement, and (iii) no payments have been made, directly or indirectly, by or on behalf of Licensee to or for the benefit of any Motorola employee or agent who may reasonably be expected to influence Motorola's decision to enter this Agreement or the amount to be paid by Licensee under this Agreement.  (As used in this Section, "payment" shall include money, property, services, and all other forms of consideration.)  All Books and Records shall be maintained in sufficient form and detail so as to provide adequate factual support for royalty computation, payments and all other reports required by this Agreement.  During the term of, and for five (5) years after the termination or expiration of this Agreement, upon no fewer than ten (10) Business Days notice, the Books and Records shall be open to inspection, audit, and copy by or on behalf of Motorola during normal business hours.

8.7       If any examination reveals that Licensee has underpaid the royalty, Motorola shall so notify Licensee, specifying the underpayment in reasonable detail.  Licensee shall pay the shortfall to Motorola within ten (10) days of being notified of the shortfall. Motorola shall bear the costs and expenses of conducting each examination. However, if the examination reveals that Licensee has underpaid the royalty by more than five percent (5%) of the actual amount due Licensee shall pay to Motorola the shortfall, plus a late fee in an amount of one percent (1%) of such shortfall for each month or part thereof from the last day of the quarterly period in which the royalties became due until the date paid. If the amount of such late fee exceeds the maximum interest rate permitted by law, such fee shall be reduced to such maximum.  If any examination reveals that Licensee has overpaid the royalty in respect of any reporting period, licensee shall so notify Motorola, specifying the overpayment in reasonable detail. Motorola shall pay the overage to Licensee within ten (10) days of being notified of the overage.

8.8       Licensee shall pay any tax (and any resulting interest and penalties), however designated, imposed solely as a result of the existence or operation of this Agreement including any tax that Licensee is required to withhold or deduct from payments to Motorola, except (i) any such tax constituting an income, franchise, gross receipts, revenue or similar tax imposed upon Motorola by any governmental entity within the United States proper (the fifty (50) states and the District of Columbia, Guam and Puerto Rico); and (ii), if the aforesaid office of Licensee is located in or relocated to a jurisdiction outside of the United States proper, any foreign tax imposed on Motorola or any of its subsidiaries if such tax is allowable as a credit against U.S. income taxes of any of such companies. In the case of taxes imposed pursuant to Section 8.9(ii), Licensee shall furnish Motorola with any evidence required by United States taxing authorities to establish that such tax has been paid.

9.          SALES AND MARKETING

9.1       Licensee shall provide Motorola with written descriptions in such detail as may be requested from time to time by Motorola of Licensee's marketing and distribution program before the program's implementation or modification.  Licensee shall not proceed with the implementation of the initial program or any modification of its marketing and distribution program without obtaining Motorola's prior approval.  Motorola's approval of such marketing and distribution programs shall not be unreasonably withheld or delayed.

9.2       Licensee agrees to attend an Annual Review and Planning Meeting with Motorola to review the current year's performance in comparison with previously projected goals and objectives and to adopt goals and objectives for the coming year.  Licensee agrees to develop and present a detailed sales marketing plan with projected goals and objectives for the coming year commensurate with the forecasted sales.  The sales marketing plans shall be structured with Motorola.  The meeting shall take place at a mutually agreed location not later than ninety (90) days prior to April 1st of each year.   At least sixty (60) days prior to the annual meeting, each party shall provide the other party with a list of relevant issues and questions to be addressed, and the other party agrees to address the issues and questions at the Review and Planning Meeting.  At the discretion of Motorola, Licensee agrees to attend semi-annual or other required performance review meetings with Motorola at a mutually agreed upon location.

9.3       Throughout the term of this Agreement, Licensee agrees to promote the sales of Products in Licensee's business operations and in retail outlets and distributors in the Territory.  In order to preserve the value and integrity of the Trademarks, the parties agree that the Products will be sold only in channels where the suitability of the trading premises, the customer service and the competence of the resellers are of sufficient quality and reliability and are appropriate for the resale of the Products consistent with Motorola's brand image.  For the avoidance of doubt, the following channels would satisfy such requirements:  wholesalers, distributors, network operators, department stores, chain consumer electronics stores, boutique consumer electronics stores, and general merchandise stores. Motorola reserves the right to disapprove or withdraw approval of any specific retailer if, in Motorola's reasonable belief, that retailer does not provide suitable service or competence or maintain a suitable trading premises, or may otherwise subject the Trademarks to devaluation or disrepute in any way.

9.4      Licensee agrees not to offer, without prior written approval from Motorola, branded products that are identical in function and in appearance to Products, except for the Trademarks, in the same retail outlets or distributors with the Products. Motorola acknowledges that the foregoing restriction is intended only to prohibit Licensee from offering items that are identical to the Products under a different brand name, and is not intended to prohibit Licensee from offering non-Trademarks branded products generally. In the event the parties mutually agree to customizations that differentiate the Products by including in appearance elements that create an identity associated with the Products, Licensee agrees to use and limit such customizations to the Products unless Motorola agrees in writing to their use for other products. Neither party assigns to the other party any rights in its industrial designs, technology, and/or intellectual property in and associated with the Products unless specifically agreed to in writing by the owner.

10.       TERM AND TERMINATION

10.1     Unless sooner terminated in accordance with this Agreement, the license and rights granted under this Agreement shall commence on the Effective Date of the Agreement, and shall continue in effect until December 31, 2007.  The parties may renew or extend the Term of this Agreement by mutual consent.

10.2     Without prejudice to any other rights that Motorola may have, including without limitation those under Section 21, Motorola may at any time give notice of termination of this Agreement effective immediately:

10.2.1  If Licensee shall be unable to pay its obligations when due, shall make any assignment for the benefit of creditors, shall file a voluntary petition in bankruptcy, shall be adjudicated bankrupt or insolvent, shall have any receiver or trustee in bankruptcy or insolvency appointed for its business or property, or shall make an assignment for the benefit of creditors;

10.2.2  If Licensee manufactures, sells, markets, distributes or uses any Products or Product Materials without Motorola's approval as provided for by this Agreement or continues to manufacture, sell, market, distribute or use any Products or promotional or packaging material relating to the Products after receipt of notice from Motorola disapproving such items in accordance with the terms of this Agreement;

10.2.3  If Licensee breaches any provision of this Agreement relating to the unauthorized assertion of rights in the Trademarks;

10.2.4  If Licensee breaches any provision of this Agreement prohibiting Licensee from directly or indirectly  assigning, transferring, sublicensing, delegating or otherwise encumbering this Agreement or any of its rights or obligations.

10.2.5 If reasonable grounds for insecurity arise with respect to Licensee's performance of this Agreement, Motorola may in writing demand adequate assurance of due performance, specifying in reasonable detail the grounds for insecurity.  If Motorola does not receive such written assurance within ten (10) days after the date of its request therefore or within such other shorter period of time as Motorola may reasonably designate under the then existing circumstances, Motorola may immediately terminate this Agreement.

10.3     Without prejudice to any other rights that Motorola may have, Motorola shall have the right to terminate this agreement for any material breach ninety (90) days after sending by commercial overnight carrier a written notice to Licensee that specifies the alleged breach in reasonable detail unless the breach or breaches are cured in the reasonable determination of Motorola within such ninety (90) day period.  Material breaches include but are not limited to the following:

10.3.1 If Licensee shall fail for one hundred and twenty (120) consecutive days to continue the bona fide distribution and sale of the Products in commercially reasonable quantities throughout the Territory;

10.3.2  If Licensee shall fail to make any payment due hereunder or any furnish any statement required hereunder;

            10.3.3  If the quality in any Products has reached unacceptable levels pursuant to Section 3 and a mutually agreeable action plan to remedy the defects has not been established within ten (10) Business Days from notice by Motorola specifying in reasonable detail the purported defects or if subsequent quality reports reveal that within such 90-day period the defect rates have not been reduced to the acceptable standard;

10.3.4  If Licensee fails to obtain or maintain insurance as required by the Section 15 of this Agreement;

10.3.5  If Licensee breaches any provision of this Agreement, relating to the Territory;

10.3.6  Motorola's reasonable determination that significant customer satisfaction issues have arisen with any Product;

10.3.7  Licensee fails to enforce or terminate a Manufacturer's Agreement against a breaching Approved Manufacturer as required in Section 3.10 or 3.11 or such breaching Approved Manufacturer fails to cure such material breach; or

10.3.8  Licensee arranges for manufacture by third parties (other than Approved Suppliers) who have not been approved and entered into a Manufacturer's Agreement.

10.4 Without prejudice to any other rights Licensee may have, including without limitation those in Section 21, Licensee may at any time give notice of termination effective immediately:

            10.4.1  If any of the Trademarks are decided by a court of Competent jurisdiction to infringe the rights of a third party; or

10.4.2 If Motorola shall be unable to pay its obligations when due, shall make any assignment for the benefit of creditors, shall file a voluntary petition in bankruptcy, shall be adjudicated bankrupt or insolvent, shall have any receiver or trustee in bankruptcy or insolvency appointed for its business or property, or shall make an assignment for the benefit of creditors.

10.5 Licensee may terminate this Agreement for convenience at any time, with or without cause, by giving Motorola ninety (90) days prior written notice.

10.6 Without prejudice to any other rights that Licensee may have, including, without limitation, those under Section 21, Licensee shall have the right to terminate this Agreement:

10.6.1  for any material breach by Motorola ninety (90) days after mailing written notice to Motorola that specifies the alleged breach in reasonable detail, unless the breach or breaches are cured in the reasonable determination of Licensee within such ninety-day period;

11.       POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATIONS

11.1     If this Agreement is terminated for any cause under Section 10.2, Licensee and Licensee's receivers, representatives, trustees, agents, administrators, successors or permitted assigns shall have no right after the effective date of termination to manufacture, sell, ship, market or distribute Products or to use any promotional and packaging material relating to the Products. Any Products not sold, shipped, and distributed by Licensee prior to termination must be destroyed or reprocessed so that the Trademarks are no longer present in whole or in part on the Products or on their Product Materials.  Upon Motorola's request, Licensee shall provide evidence reasonably satisfactory to Motorola of such destruction or reprocessing of remaining Products or Product Materials. Licensee's final statement and payment of royalties, which shall include the difference, if any, between all royalties based upon Net Sales for the termination Sales Year and the full Minimum Royalty, to the extent not paid, for the termination Sales Year shall be received by Motorola within thirty (30) days after the effective date of termination.  Licensee shall send all payments and statements required by this Section 11.1 in accordance with Section 8.5.

11.2     After expiration of the initial term and any renewal term(s) of this Agreement or the termination of this Agreement by Motorola under any provision other than Section 10.2, Licensee may sell, ship, market and distribute Products in the Territory that are on hand or in the process of manufacture at the date of expiration or at the time notice of termination is received for a period of ninety (90) days after the date of expiration or the date of notice of termination, as the case may be, provided that the royalties with respect to that period are paid and the appropriate statements for that period are furnished. Motorola shall have the right, but not the obligation, to purchase all or part of Licensee's inventory of Products at cost plus fifteen percent (15%) upon expiration of the ninety (90) day sell-off period permitted by this Section 11.2. Unless purchased by Motorola, any Products not sold, shipped, and distributed by Licensee within this ninety (90) day period must be destroyed or reprocessed so that the Trademarks are no longer present in whole or in part on the Products or on their Product Materials. Upon Motorola's request, Licensee shall provide evidence reasonably satisfactory to Motorola of such destruction or reprocessing of remaining Products or Product Materials.  After termination of this Agreement under any provision other than Section 10.2, Licensee shall make the next quarterly statement and payment as required by Section 8 and Licensee shall make a final statement and payment of royalties including the difference, if any, between all royalties based upon Net Sales and the prorated minimum royalty for the termination Sales Year to the extent not already paid to Motorola no later than one hundred (100) days after the effective date of termination.  For the avoidance of doubt, the passage of the 90-day period referred to in this Section 11.2, and the sale, shipment, marketing or distribution of Products by Licensee during such period, shall not be the basis of payment of Minimum Royalty attributable to such period.  Licensee shall send all payments and statements required by this Section 11.2 in accordance with Section 8.5.

11.3     After the expiration or termination of this Agreement and except as provided in Section 11.2, all rights granted to Licensee under this Agreement shall forthwith revert to Motorola, and Licensee shall refrain from further use of the Trademarks or any further reference to the Trademarks, either directly or indirectly, or from use of any marks or designs similar to the Trademarks in connection with the manufacture, sale, marketing or distribution of Licensee's products.  Licensee also shall turn over to Motorola all molds, silk-screens, and other materials that reproduce the Trademarks or shall give evidence satisfactory to Motorola of their destruction.  Licensee shall be responsible to Motorola for any damages caused by the unauthorized use by Licensee or by others of such molds, silk-screens or reproduction materials that are not turned over to Motorola.

11.4     Licensee acknowledges that its failure to cease the manufacture, sale, marketing or distribution of the Products and the Product Materials at the termination or expiration of this Agreement, except as provided in Section 11.2, will result in immediate and irreparable damage to Motorola and to the rights of any subsequent licensee of Motorola.  Licensee acknowledges and admits that there is no adequate remedy at law for failure to cease such activities, and Licensee agrees that in the event of such failure, Motorola shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

11.5     Within twenty (20) days after expiration or within ten (10) days after notice of termination of this Agreement, as the case may be, Licensee shall deliver to Motorola a written report indicating the number and description of the Products and Product Materials that it had on hand or in the process of manufacture as of the date of expiration or at the time termination notice is received.  Motorola may conduct a physical inventory in order to verify such report.  If Licensee fails to submit the required written report or refuses to permit Motorola to conduct such physical inventory, Licensee shall forfeit its rights under this Agreement to dispose of such inventory.  In addition to such forfeiture, Motorola shall have recourse to all other available remedies.

12.      CONFIDENTIALITY AND INTELLECTUAL PROPERTY

12.1     Motorola's "Confidential Information" shall mean specifications, property, data, drawings, schematics, diagrams, dimensions, prints, reprints, information, business and financial information, customer lists and customer prospects, vendor lists and vendor arrangements, pricing and sales information and all communications relating to any of the foregoing pursuant to this Agreement.  Products created by Motorola for Licensee under this Agreement, submitted or presented by Motorola to Licensee under this Agreement, or jointly developed by the parties are deemed Motorola's Confidential Information.

12.2     Licensee's "Confidential Information" shall mean Licensee's business and financial information, information concerning Licensee's products, including without limitation the Products, and related specifications, property, data, drawings, schematics, diagrams, dimensions, prints and reprints, Licensee's decoration process, including, without limitation, specifications, data, drawings,  creative and developmental work relating to product offerings, technical information, diagrams, schematics, Licensee's customer lists and customer prospects, vendor lists and vendor arrangements,  supply strategies, market strategies, pricing and sales information, and Licensee's customer information provided to Motorola by Licensee or to which Motorola otherwise gains access, and all communications relating to any of the foregoing pursuant to this Agreement.  Products created by Licensee under this Agreement and submitted and presented to Motorola under this Agreement for approval, are deemed Licensee's Confidential Information.

12.3     Each of the parties agrees and agrees to cause its affiliates, agents and contractors to agree to maintain the confidentiality of the other party's Confidential Information whether furnished in oral, visual, written and/or other tangible form including electronic form, and not disclose such Confidential Information to any third party, except as authorized by the other party in writing, prior to such disclosure.  Each party further agrees to keep confidential the terms of this Agreement; except as required under applicable reporting requirements pursuant to the Federal securities laws); provided, however, that the parties shall issue a joint press release regarding this Agreement in a form, and at such time, as is mutually agreed upon by the parties in writing.

12.4     Each of the parties agrees to restrict disclosure of the other party's Confidential Information to its employees and contractors who have a "need to know" such information strictly in connection with the performance of their respective obligations pursuant to this Agreement. Each of the parties agrees that the other party's Confidential Information shall be handled with the same degree of care that it applies to its own Confidential Information (but in no event less than reasonable care) and shall not be exported directly or indirectly to any restricted or prohibited country set forth in Section 13 or such other restricted or prohibited countries as may be designated by the United States Department of Commerce except in compliance with the regulations of the Office of Export Control for the United States Department of Commerce.

12.5     Licensee is the "Receiving Party" with respect to Motorola's Confidential Information and Motorola is the "Receiving Party" with respect to Licensee's Confidential Information. The parties agree to exclude from these obligations of confidentiality any Confidential Information that the Receiving Party can demonstrate: (i) is wholly independently developed by the Receiving Party without the use, directly or indirectly, of the other party's Confidential Information; or (ii) is known or becomes known to the general public without breach of this Agreement; or (iii) was known to the Receiving Party without confidential limitation at the time of disclosure by the other party as evidenced by documentation in the Receiving Party's possession; or (iv) is approved for release by written authorization of the other party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; or (v) is disclosed in response to a valid order to a court, regulatory agency, or other governmental body in the United States or any political subdivision thereof, but only to the extent and for the purposes stated in such order; provided, however, that the Receiving Party shall first notify the other party in writing of the order and cooperate with the other party if the other party desires to seek an appropriate protective order; or (vi) is received rightfully and without confidential limitation by the Receiving Party from a third party.

12.6     In the course of its relationship with Motorola, Motorola may give Licensee access to Motorola's facility including its manufacturing, distribution or accelerated life testing area.  Licensee agrees that the manufacturing, handling or testing techniques, processes, methodologies and know how embodied in equipment and equipment arrangements; materials and equipment supplier names and vendor arrangements and strategies; and products under manufacture, handling or testing in Motorola's facility are deemed to be Motorola Confidential Information, even if not identified as confidential at the time of disclosure and confirmed in correspondence.  In the course of its relationship with Licensee, Licensee may give Motorola access to Licensee's facility including its manufacturing, distribution or accelerated life testing area.  Motorola agrees that the manufacturing, handling or testing techniques, processes, methodologies and know how embodied in equipment and equipment arrangements; materials and equipment supplier names and vendor arrangements and strategies; and products under manufacture, handling or testing in Licensee's facility are deemed to be Licensee Confidential Information, even if not identified as confidential at the time of disclosure and confirmed in correspondence.

12.7     Upon termination of this Agreement, all Confidential Information transmitted to the Receiving Party by the other party in record bearing media or other tangible form including electronic form, and any copies thereof made by the Receiving Party shall be either destroyed and its destruction certified in writing or, at the other party's written request, returned to the other party, except that the Receiving party shall be entitled to retain a secure copy of the other party's Confidential information for archival purposes only.  Additionally, Motorola agrees to return Licensee's Confidential Information upon Licensee's written request, and Licensee agrees to return Motorola's Confidential Information upon Motorola's written request.

12.8      Licensee agrees that it will not in any manner use its knowledge of Motorola business or Confidential Information for the benefit of any other party or divulge to others information or data concerning Motorola's business affairs, including the names of customers, names of employees, number or character of contracts, marketing and supply strategies and prices, vendor lists and arrangements, terms or particulars of Motorola's business.  Licensee will, in all things and in good faith, protect the good will of Motorola's business and keep confidential its knowledge of such business affairs acquired prior to and during the terms of this Agreement. Motorola agrees that it will not in any manner use its knowledge of Licensee business or Confidential Information for the benefit of any other party or divulge to others information or data concerning Licensee's business affairs, including the names of customers, names of employees, number or character of contracts, marketing and supply strategies and prices, vendor lists and arrangements, terms or particulars of Licensee's business.  Motorola will, in all things and in good faith, protect the good will of Licensee's business and keep confidential its knowledge of such business affairs acquired prior to and during the terms of this Agreement.

13.       EXPORT

13.1     Licensee agrees and represents that it is aware of all pertinent export laws and regulations and will not violate them in any material respect. To the extent that Licensee exports, transports or manufactures or has manufactured any products or technologies in any way connected to the Trademarks, Licensee hereby assures Motorola that it does not intend to and will not, without the prior written consent of the Office of Export Licensing of the U.S. Department of Commerce, P.O. Box 273, Washington, D.C. 20230, export, transport, manufacture or have manufactured directly or indirectly (i) Products or other items in any way associated therewith or (ii) any technical information provided hereunder in, to or by (a) any individuals or entities listed in the Table of Denial Orders as published from time to time in Supplement No.2 to Part 764 of the above referenced regulations, (b) embargoed countries or foreign nationals of such countries, as may be changed from time to time, under U.S. export laws and regulations or (c) controlled countries and foreign nationals of such countries to the extent such products and technologies are defined as controlled technologies in the U.S. Export Administration Regulations Part 774. Embargoed and controlled countries are defined in the U.S. Export Administration Regulations Parts 740 Supplement No.1, 746 and 772 and currently include Cuba, Iran, Libya, North Korea, Sudan and Syria.

14.       REPRESENTATIONS AND WARRANTIES

14.1     Motorola represents and warrants that at all times:

            14.1.1  it has the power to grant a license of the Trademarks in the Territory and that such grant is in compliance with applicable law and does not infringe the rights of any third party.

            14.1.2  Motorola, at its expense, shall be responsible for obtaining and maintaining all licenses, permits and approvals necessary for Motorola to maintain its rights in the Trademarks.

No other warranties, express or implied, are given by Motorola, and all other warranties, express or implied, are expressly disclaimed by Motorola.

14.2      Licensee represents and warrants that at all times:

14.2.1       Subject to the representations in Section 14.1, Licensee has and shall maintain all rights and licenses needed to sell the Products and the Products do not infringe any patent, copyright, mask work right, moral right, trademark, service mark, trade secret and/or all other intellectual property rights and/or similar rights of any third party. Licensee is solely responsible for all royalties, fees or other payments to secure such rights and licenses for end user customers.

14.2.2       Licensee shall secure and maintain all certifications and requirements to sell the Products and Licensee shall affix all labels on the appropriate area of each Product regarding such certifications and requirements. Licensee shall provide written evidence of such certifications and approvals to Motorola upon Motorola's request.

14.2.3       All Products are new, and do not contain anything used.

14.2.4       Product Materials shall not claim or suggest that any Products improve the health of users, have therapeutic capabilities, or can help the users to avoid injuries that otherwise might occur through the use of alternative products.

14.2.5       All claims made in connection with the Products and Product Materials are accurate, complete in all material respects and have been substantiated prior to use in advertising, promotion or on the Products or Product Materials.

14.2.6       Licensee, at its expense, shall be responsible for obtaining and maintaining all licenses, permits and approvals that are required by all appropriate governmental authorities, with respect to Licensee's compliance with its obligations under this Agreement, excluding any licenses, permits or approvals necessary for Motorola to maintain its rights in the Trademarks, and to comply with any requirements of such governmental authorities for the registration or recording of this Agreement and for making payments hereunder. Licensee shall furnish to Motorola within thirty (30) days of receipt of same, written evidence from such governmental authorities of any such licenses, permits, clearances, authorizations, approvals, registration or recording.

14.2.7       All Products are safe for any use consistent with the warranties, specifications and requirements of this Agreement.

14.2.8       All Products are of merchantable quality, and conform to the specifications and requirements of quality in materials, design, and workmanship in this Agreement.

14.3     Each party hereto warrants that such party's performance hereunder will be in compliance with all applicable federal, state and local laws, orders, rules and regulations, whether domestic or foreign.  Each party hereto warrants that its execution, delivery and performance of this Agreement has been authorized by all necessary corporate action and that this Agreement has been duly authorized, executed and delivered.

15.       INDEMNITIES AND INSURANCE

15.1     Licensee acknowledges that, except as set forth in Section 15.2, it will have no claims against Motorola for any damage to property or injury to persons arising out of the operation of Licensee's business.  Licensee agrees to indemnify, hold harmless and defend Motorola , its subsidiaries and customers, with legal counsel acceptable to Motorola, from and against all third-party suits, actions, claims, damages, liabilities, costs and expenses, including attorneys fees, court costs and other legal expenses, arising out of or connected with the Products, Licensee's methods of manufacturing, marketing, selling, distributing or use of the Products, the promotional or packaging material relating to the Products, or any breach by Licensee of any provision of this Agreement or of any warranty made by Licensee in this Agreement.  As a condition of this indemnity Motorola agrees to give Licensee written notice of any claim within ten (ten) days of receipt by Motorola and agrees to cooperate with Licensee in connection with the defense and any related settlement negotiations.  Licensee shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that: (i) Licensee shall keep Motorola informed of, and consult with Motorola in connection with the progress of such litigation or settlement; and (ii) Licensee shall not have any right, without Motorola's prior written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgement of, any liability or wrongdoing (whether in contract, tort, or otherwise) on the part of Motorola or any Motorola subsidiary or does not contain a complete and immediately effective release from all claims and liability.

15.2      Motorola agrees to indemnify, hold harmless and defend Licensee from and against all third-party suits, actions, claims, damages, liabilities, costs and expenses, including attorney's fees, court costs and other legal expenses, arising out of or relating to (i) infringement of the trademarks or copyrights of any third party by the Trademarks so long as such claims arise from Licensee's promotion or sale of the Products in the Territory and Licensee's use of the Trademarks  in accordance with the terms of this Agreement or (ii) or any breach by Motorola of any provision of this Agreement or of any warranty made by Motorola in this Agreement.  Motorola shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that: (i) Motorola shall keep Licensee informed of, and consult with Licensee in connection with the progress of such litigation or settlement; and (ii) Motorola shall not have any right, without Licensor's prior written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgement of, any liability or wrongdoing (whether in contract, tort, or otherwise) on the part of Licensee or any subsidiary of Licensee or does not contain a complete and immediately effective release from all claims and liability. As a condition to this indemnity, Licensee agrees to give Motorola written notice of any claim within ten (10) days business days of receipt by Licensee and agrees to cooperate with Motorola in the defense and any related settlement negotiations.

15.3      During the term of the Agreement, Licensee will maintain at its own expense, commercial general liability ("CGL") insurance including contractual liability coverage, products and completed operations in an amount not less than Three Million Dollars      ($ 3, 000,000.) per occurrence for bodily injury, personal injury and property damage liability.  The insurance will be placed with an insurer acceptable to Motorola, licensed for the jurisdiction in which this Agreement is performed and having a Best's Rating not less than A-VII.  The CGL policy will name Motorola, Inc. as an additional insured and provide a minimum thirty (30) days prior written notice of cancellation or material change.  Licensee shall furnish Motorola within thirty (30) days after execution of this Agreement or, if earlier, prior to the sale of the Products, with a certificate of insurance stating thereon the limits of liability, the period of coverage, the parties insured (including Licensee and Motorola), and the insurer's agreement not to terminate or materially modify such insurance without endeavoring to notify Motorola in writing at least ten (10) days before such termination or modification.  Coverage provided for Motorola shall be primary, and any insurance maintained by Motorola shall be in excess and not contributing with any insurance provided by Licensee.  Coverage shall be on a claims made basis.  Motorola shall not be responsible for the payment of the premiums, charges, taxes, assessments, or other costs for the product liability insurance.

15.4      The existence of the product liability insurance shall not mitigate, alter, or waive the indemnity provisions of Section 15.1.

16.        DISPUTE RESOLUTION

16.1      The Parties will attempt to settle any claim or controversy relating to this Agreement through negotiation in good faith and a spirit of mutual cooperation. If those attempts fail to achieve a settlement, then the dispute will be mediated by a mutually acceptable mediator to be chosen by the Parties within forty-five (45) days after written notice by either Party demanding mediation. Neither Party may unreasonably withhold its consent to the selection of a mediator, and the Parties shall share the costs of mediation equally. The non-binding mediation hearing shall be conducted within forty-five (45) calendar days after the selection of the mediator. Each Party shall bear its own attorney's fees and other costs. Any mediation shall be conducted in the English language.

16.2       Any dispute that cannot be resolved between the Parties through negotiation or mediation within six (6) months of the date of the initial demand for mediation by one of the Parties may then be submitted to the courts for resolution. The use of any mediation procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. Nothing in this Section 16 shall be interpreted to prevent either Party from resorting to judicial proceedings if interim relief from a court in the nature of a preliminary or temporary injunction is necessary to prevent serious and irreparable injury to that Party or to others. In addition, nothing in this Section 16 shall be construed as applying to disputes regarding the Intellectual Property Rights (including Confidential Information) or trademarks of either party.

17.        FORCE MAJEURE

17.1      The terms of this Agreement are binding upon the parties hereto except where prevented, delayed or interfered with by causes beyond the reasonable control and without the fault or negligence of the non-performing party, including, without limitation, riot, war, or hostilities between nations, civil war or severe domestic instability in any nation in the Territory or place of manufacture of the Products, governmental regulation (other than action taken in response to Motorola's or Licensee's violation or failure to act with respect to any law or governmental regulation, in which case the party at fault shall not be permitted to claim the benefit of this Section 17), acts of God, fire, accidents, banking moratorium or suspension of the commercial banking system in any nation in the Territory or place of manufacture of the Products, significant acts of terrorism and the results thereof, strikes or earthquakes.

17.2     The party affected by force majeure shall give notice to the other party of said force majeure event promptly after the occurrence thereafter, stating therein the nature of suspension of performance and reasons therefor.  Such party shall use commercially reasonable efforts to resume performance as soon as reasonably possible under the circumstances giving rise to the claim of force majeure.  Upon restoration of the affected party's ability to perform its obligations hereunder, the affected party will give immediate notice to the other party.

17.3     If the force majeure condition that prevents a party's performance hereunder shall continue for a period of six (6) consecutive months, and there shall be no reasonable prospect for the immediate cure thereof despite the commercially reasonable efforts of the affected party to cure the same, then either party shall have the right to terminate this Agreement in its entirety and without liability upon ninety (90) days prior notice to the other party.

18.       LIMITATION OF LIABILITY

18.1     Except for third party damages included in settlements and judgments subject to Section15.2 Motorola shall not be liable to Licensee for lost profits, or consequential, indirect, incidental, special or punitive damages, even if advised in advance of the possibility of such damages.

19.       INTELLECTUAL PROPERTY

19.1     No grant or transfer of any Motorola's Intellectual Property Rights to Licensee is given or intended under this agreement, including any license implied or otherwise, except as expressly provided in Section 2 of this Agreement.

19.2     As between Motorola and Licensee Motorola owns and, upon creation shall own, all rights in the Trademarks, the trade dress associated with the Product and the copyrights and trade dress in the Product Materials and any Derivative Works created from them. Further, Motorola owns and upon creation shall own the ornamental designs, industrial designs, design patents, and trade dress in any Product designed specifically to fit a MOTOROLA product specifically and uniquely or designed based upon a Motorola design.  Licensee shall cooperate and shall execute all papers reasonably requested by Motorola to effect registration, maintenance and renewal of these rights, at the sole expense of Motorola.

19.3     Except as stated in Section 19.2, as between Motorola and Licensee, Licensee owns and, upon creation shall own, all rights in the ornamental designs, industrial designs and design patents associated with the Products and any Derivative Works created from them.  Motorola shall cooperate and shall execute all papers reasonably requested by Licensee to effect registration, maintenance and renewal of these rights, at the sole expense of Licensee.

20.       PRESS RELEASES

20.1     Except as provided in Section 12.3, Licensee shall make no press releases concerning the business relationship or license granted in this Agreement or the introduction or sales of Products without Motorola's written agreement as to the form and content of the proposed press release.   Motorola's approval of such press releases shall not be unreasonable withheld or delayed.  Motorola agrees and acknowledges that Licensee may report on sales results pursuant to the license granted in this Agreement pursuant to its obligations to file periodic reports under the Securities Exchange Act of 1934, in the normal course of compliance with such obligations.

21.       ETHICS AND CONFLICTS OF INTEREST.

21.1     Both parties will refrain from activities that: (i) are illegal, unethical; (ii) might bring either party into disrepute; or (iii) might constitute or represent a serious conflict of interest or that might give the appearance of impropriety. Both parties will cooperate fully in any investigation or evaluation of such matters. Breach of this obligation by either party will entitle the non-breaching party to terminate this Agreement without notice.

22.       NOTICES

22.1     Any notice required or permitted to be given under this Agreement shall be in writing and shall be directed by one party to the other at its respective address as follows unless otherwise provided for in this Agreement:

Licensor:	Carlos Coroalles
Director of Trademark Licensing
Motorola, Inc.
600 North U.S. Highway 45
Libertyville, Illinois 60048-1286
United States of America

and to:

Scott Offer
Corporate Vice President
Law Department, Personal Communications Sector
Motorola, Inc.
600 North U.S. Highway 45
Libertyville, IL 60048-1286

Licensee:          Jerome E. Ball
Chairman and Chief Executive Officer
Forward Industries
1801 Green Road, Suite E.
Pompano Beach, FL 33064
Phone: 954-360-6420
FAX: 954-419-9735
EMAIL: jball@forwardindustries.com

And to:

                        Steven A. Malsin
Attorney at Law
237 Upper Shad Road
Pound Ridge, NY 10576

22.2     Any notice required or permitted to be given under this Agreement shall be deemed to have been received (i) when delivered personally; (ii) when sent by confirmed facsimile or e-mail except for notices that relate to default provisions; (iii) five (5) days after having been sent by registered or certified mall, return receipt requested, postage prepaid; or (iv) one business (1) day after deposit with a commercial overnight carrier with written verification of receipt.

22.3     Either party may change the address to which notices or requests shall be directed by written notice to the other party, but such written notice to be effective must be received by the other party at least thirty (30) days before the effective date of the change of address.

22.4     A License Reference Number will be assigned to this Agreement by Motorola upon execution and shall be communicated to Licensee by written notice.  This number should be included in all communications including wire transfer payments, royalty reports, tax credit certificates, letters, faxes and e-mail messages.

22.5     In addition to all other notices or reporting requirements specified in this Agreement, the Licensee shall supply an information report complying with the reporting requirements as set forth in Exhibit I.

23.       ASSIGNMENT OF RIGHTS AND SUBLICENSE

23.1     The benefit of this Agreement shall be personal to Licensee who shall not, without the prior consent in writing of Motorola, assign its rights, or delegate its duties hereunder, nor grant or purport to grant any sublicense in respect to the Trademarks, to third parties.

23.2     Notwithstanding the above, Licensee shall have the right to assign its rights and to delegate its duties under this Agreement, with Motorola's prior written consent, which shall not be unreasonably withheld or delayed, to wholly-owned subsidiaries of Licensee. In the event that Licensee undergoes a substantial change of ownership, whether or not such a change results from a merger, acquisition, consolidation or otherwise, Licensee shall have the right to assign its rights and to delegate its duties to such new owner under this Agreement, with Motorola's prior written consent, which shall not be unreasonably withheld or delayed, provided that the substantial change of ownership does not result in a substantial change in the nature of the Licensee's business, a substantial change in nature including but not limited to, a change in product mix, pricing structure, financial condition or method of doing business. However, in any instance, Licensee and its assignee shall remain ultimately liable to Motorola for all of the obligations assumed by it under the terms of the Agreement.

24.       FREEDOM OF ACTION

24.1     Nothing in this Agreement shall be construed as prohibiting or restricting Motorola or its subsidiaries from independently developing, having developed independently, acquiring, licensing, distributing or marketing products, services and other materials which are competitive in any form with the Products. Licensee agrees and acknowledges that it shall not hold Motorola liable for any lost sales or revenues in respect to the sales performance of the Products, regardless of the reason for such lost sales or revenues including, but not limited to, Motorola's direction in the appearance, function or marketing of the Products.

24.2     Licensee acknowledges the license granted hereunder is non-exclusive and that Motorola may, from time to time produce, distribute, advertise, promote and/or sell, or issue licenses to other licensees to produce, distribute, advertise, promote and/or sell, products in the Licensed Territory that are similar or identical to the  Products.  Notwithstanding the above, Motorola hereby agrees that in connection with the production, distribution, advertisement, promotion and sale of products in the  Territory that are: (1) either Products and/or similar or identical to the Products, and (ii) initiated or requested by the Companion Products Group of Motorola's PCS Sector or any successor group thereto,  Motorola shall first afford Licensee the opportunity and right of first refusal to so produce, distribute, advertise, promote or sell the same.  Licensee agrees and acknowledges that this right of first refusal shall not apply to products initiated or requested by any other Motorola business group or Sector, including, but not limited to, its iDen phone Group.  In the event Licensee is unwilling or unable to produce, distribute, advertise, promote or sell a proposed product(s), or a customer, distributor or retailer objects, or in Motorola's reasonable discretion, is likely to object, to doing business with or purchasing from Licensee, then the parties hereby agree that Motorola may then either offer a third party the unfettered right to so produce, distribute, advertise, promote or sell the proposed product(s), or produce, distribute, advertise, promote or sell the proposed product(s) itself.  Licensee shall respond to any such offer to produce, distribute, advertise, promote or sell the aforesaid within a ten (10) business days.

25.       APPROVALS

25.1     Any approval required by this Agreement to be obtained from Motorola must be in writing and may be withheld by Motorola for any reason deemed reasonable and justifiable in the sole determination of Motorola.  If approval is not delivered in writing to the Licensee within fifteen (15) business days of submission of a request for approval, the request for approval shall be deemed to be denied.

26.       WAIVER OF DEFAULT OR OTHER RIGHTS

26.1     The failure of Motorola to insist in any one or more instances of the performance of any term, obligation or condition of this Agreement by Licensee or to exercise any right or privilege herein conferred upon Motorola shall not be construed as thereafter waiving such term, obligation, or condition, or relinquishing such right or privilege, and the acknowledged waiver or relinquishment by Motorola of any default or right and shall not constitute waiver of any other default or right.

27.       SEVERABILITY

27.1     If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose or purposes.  The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable provisions, which will maintain the economic purposes and intentions of this Agreement.

28.       SECTION HEADINGS

28.1     The captions for each Section have been inserted for the sake of convenience and shall not be deemed to be binding upon the parties for the purpose of interpretation of this Agreement.

29.       EXHIBITS

29.1    All references to "Exhibit" or "Exhibits" herein shall mean those Exhibits A through I attached to this Agreement, which Exhibits are hereby incorporated into this Agreement as though fully set forth herein.

30.       SURVIVAL

30.1     Licensee's obligations and agreements under Sections 5,  8, 10, 14, 15, 18, 21, 32 and 33 shall survive the termination or expiration of this Agreement.  Motorola's obligations and agreements under Sections 10, 11, l2, 14, 15, 18, 19, 21, 32, 33 and 34 shall survive the termination or expiration of this Agreement.

31.       TIME IS OF THE ESSENCE

31.1     Time is of the essence with respect to the obligations to be performed under this Agreement.

32.       RIGHTS CUMULATIVE

32.1     Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

33.       ENTIRE AGREEMENT

33.1     The provisions of this Agreement contain the entire agreement between the parties relating to use by Licensee of Trademarks on Products, and on Product Materials, and supersede and cancel all prior provisions, negotiations, agreements and commitments (whether oral or in writing) with respect to the subject matter hereof. This Agreement shall be interpreted to achieve the objectives and intent of the parties as set forth in the text and factual recitals of the Agreement. It is specifically agreed that no evidence of discussions during the negotiation of the Agreement or drafts written or exchanged may be used in connection with the interpretation or construction of this Agreement. This Agreement may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by the parties. In the event of any conflict between the provisions of this Agreement and provisions in any other agreement with Licensee, the provisions of this Agreement shall prevail.

34.       GOVERNING LAW

34.1     This Agreement is deemed to be executed in the State of Illinois and the construction and performance of this Agreement will be construed and interpreted according to the substantive laws of that State without regard to its conflicts of law principles or rules.  The parties agree that any legal action or proceeding between Motorola and Licensee with respect to this Agreement, including the Manufacturer's Agreement, shall be brought in the United States District Court for the Northern District of Illinois or, if such court does not have jurisdiction, in any court of general jurisdiction in Cook County, Illinois.

IN WITNESS WHEREOF, the parties haves caused this Agreement to be executed in duplicate originals by their duly authorized representatives on the dates indicated below.

MOTOROLA, INC.

By:  _____________________________

Title:  ____________________________

Date:  ___________________________

FORWARD INDUSTRIES, INC.

BY:  ______________________________

Title:  _____________________________

Date:  _____________________________

EXHIBIT A

TRADEMARKS

The Licensed Motorola Trademarks are: the MOTOROLA signature and the stylized M logo ("Emsignia") and associated Motorola Trade Dress

EXHIBIT B
TERRITORY

Authorized territories are the following:

Europe

Africa, excluding Libya, Sudan

Middle East, excluding Syria, Iran

EXHIBIT C

PRODUCTS

Carry solutions and face plates for cellular telephones

EXHIBIT D

TRADEMARK USE SPECIFICATIONS

Artistic renderings of the Licensed Motorola Trademarks and Trade Dress and guidelines for usage of same shall be provided to Licensee under the following items, which become a part of this agreement by reference:

- Motorola Basic Corporate Identity Standards, Version 2.0, 2/2002

- Motorola Design Guidelines, Version 1.1, 11/2001

- Motorola Consumer Packaging Guidelines, Version 1.1, 3/2002

- Licensed Product Packaging Guide, 4/2003

- Trademark Copyright Statements, 1/2002

- Trademark/Copyright Ownership Statement and Disclaimer Statement for Packaging and Manuals, 4/2003

- MOTOMANUAL, 8/2002

- Example Product Data Sheet/Marketing Collateral, 1/2002

- Example Packaging Layout, 1/2003

-Motorola Image/Document Files:

1) BasicCorpStnds.pdf

2) Motorola Design Guidelines.pdf

3) Motorola Packaging Guide Intro.pdf

4) Motorola Packaging Guide2-3.pdf

5) LicensedPackaging.ppt

6) TrademarkCopyright.doc

7) Disclaimer.doc

8) MOTOMANUAL.pdf

9) MP3flyer.pdf

10) MP3flyer.pdf

-Mototola logo and artwork files:

1) emsigniablackm.gif

2) mothblackl.gif

3) motvblackl.gif

4) motieblackl.gif

5) emsigniablack.ps

6) mothblack.ps

7) motvblack.ps

8) motieblack.ps

EXHIBIT E

MANUFACTURER'S AGREEMENT

AGREEMENT dated this  ___________day of____________________, 2003, by and among____(Licensee)_____________________., _____________(Address)_______________________("Licensee") and (Manufacturer)________________________, a _______________________corporation, ("Manufacturer"), and Motorola, Inc., a Delaware Corporation ("Motorola").

WHEREAS, ____________ has obtained a license from Motorola to use the Trademarks eferred to in Exhibit 1 ("Trademarks and Trade Dress") to this Manufacturer's Agreement, on or in conjunction with the product(s) referred to in Exhibit 2 ("Product(s)") to this Manufacturer's Agreement; and

WHEREAS, Motorola owns throughout the world certain trademark registrations for the Trademarks for use on a variety of goods; and

WHEREAS, Manufacturer wishes to manufacture for Licensee Product(s) using the Trademarks exclusively for Licensee.

NOW, in consideration of the foregoing, the covenants hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.         TRADEMARK USE

1.1       Manufacturer agrees that any and all rights that may be acquired by the use of the Trademarks by the Manufacturer shall inure to the sole benefit of Motorola. The Manufacturer shall execute all papers and to make such filings as required to confirm such use inures to the benefit of Motorola.

2.         PROTECTION AND MAINTENANCE OF TRADEMARK

2.1       Manufacturer also agrees to cooperate and execute all papers reasonably requested by Licensee or Motorola to effect further registration, maintenance, and renewal of the Trademarks at the sole expense of Motorola and, where applicable, to record Manufacturer as a registered user of the Trademarks.  Manufacturer agrees not to use the Trademarks or any part thereof as part of its corporate or trade name nor use any name or mark confusingly similar to, or derivative of, the Trademarks.

2.2       Manufacturer further agrees not to register in any country any name or mark resembling or confusingly similar to or derivative of the Trademarks.

2.3       Manufacturer agrees that if any application for registration is, or has been filed in any country by Manufacturer which relates to any name or trademark which, in the opinion of Motorola, is confusingly similar, deceptive or misleading with respect to the Trademarks, Manufacturer shall abandon immediately any such application or registration or, at Motorola's sole discretion, assign it to Motorola.

2.4       Manufacturer agrees that if it is notified by Licensee or Motorola of any change in any of the Trademarks, Manufacturer shall immediately change the Trademarks to conform with such change.

3.         CONTRACT MANUFACTURE LIMITATION

    3.1            Manufacturer agrees that it will not manufacture any goods using the Trademark other than the Product(s) specified by this Manufacturer's Agreement for which Manufacturer was approved and shall exclusively manufacture for and/or sell to Licensee any such Product(s) during the term of Licensee's license from Motorola to use the Trademarks on such Product(s).

4.   COMPLIANCE WITH LAW AND LABOR PRACTICES

4.1              Manufacturer agrees to comply with all applicable laws, orders, rules and regulations in performing its obligations.

4.2              Manufacturer warrants that all Products manufactured by Manufacturer will be produced in compliance with all applicable laws, orders, rules and regulations in the jurisdiction Manufacturer manufactures the Products.

4.3              Manufacturer warrants that all Products will be manufactured by it, whether assembled or packaged in whole or in part, without the use of any forced labor, prison labor or child labor, and that such Products will not be trans-shipped for the purpose of mislabeling, evading quota or country of origin restrictions, or avoiding compliance with provisions against forced labor, prison labor or child labor.

5.  REPRESENTATION AND WARRANTIES

5.1      Manufacturer further agrees and warrants that at all times:

(i)        it has and shall maintain all rights and licenses needed to manufacture and sell the Products and the Products do not infringe any patent, copyright, mask work right, moral right, trademark, service mark, trade secret and/or all other intellectual property rights and/or similar rights of any third party. Manufacturer is solely responsible for all royalties, fees or other payments to secure such rights and licenses.

(ii)       Manufacturer shall secure and maintain all certifications and requirements to manufacture and sell the Products and Manufacturer shall affix all labels on the appropriate area of each Product regarding such certifications and requirements. Manufacturer shall provide written evidence of such certifications and approvals upon request.

(iii) all Products are new, and do not contain anything used, and Manufacturer shall have processes, procedures and documentation in place to comply with and substantiate this representation and warranty.

6.  INDEMNIFICATION

6.1       Manufacturer agrees to indemnify, hold harmless and defend Motorola its subsidiaries and customers with legal counsel acceptable to Motorola from and against all suits, actions, claims, damages, liabilities, costs and expenses, including attorneys fees, court costs and other legal expenses (collectively "Claims"), arising out of or connected with the Products, Manufacturer's methods of manufacturing the Products, and the promotional or packaging material relating to the Products, except where such Claims arise solely out of Licensee's actions or omissions.  As a condition of this indemnity Motorola agrees to give Manufacturer written notice of any claim within ten (10) business days of receipt.  Manufacturer shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that: (i) Manufacturer shall keep Motorola informed of, and consult with Motorola in connection with the progress of such litigation or settlement; and (ii) Manufacturer shall not have any right, without Motorola's prior written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgement of, any liability or wrongdoing (whether in contract, tort, or otherwise) on the part of Motorola or Motorola subsidiary.

7.  INSPECTION

7.1       Manufacturer further agrees that upon seven (7) days notice to Licensee, who shall in turn notify Manufacturer, Motorola shall have the right to inspect, at Motorola's expense, the manufacturing facilities of Manufacturer during regular business hours to determine compliance of the Product(s) manufactured by Manufacturer with the applicable Control Specifications approved by Motorola and supplied to Manufacturer by Licensee.

8.       CONFLICTING LAWS

          8.1        Manufacturer agrees that should it be or become aware of any applicable laws or regulations which are materially inconsistent with the provisions of the Manufacturer's Agreement, it shall notify Licensee within fifteen (15) days of becoming aware of such material inconsistency.

9.       TERMINATION AND EXPIRATION

           9.1       Manufacturer agrees that upon the termination or expiration of this Manufacturer's Agreement, Manufacturer shall execute all papers and make such filings as necessary to terminate any registered user agreements or similar agreements that may have been executed, filed and/or recorded while this Manufacturer's Agreement was in effect.

9.2       Manufacturer acknowledges that any material breach by Manufacturer of this Manufacturer's Agreement will cause irreparable harm and damages to Licensee and/or Motorola.  If  Licensee  or Motorola determine Manufacturer has materially breached this Manufacturer's Agreement, Manufacturer shall have thirty (30) days to cure such breach to the satisfaction of Motorola  and Licensee. If Manufacturer fails to cure such material breach in thirty (30) days, this Manufacturer's Agreement shall terminate. The parties of this Manufacturer's Agreement expressly agree that Motorola, is an intended beneficiary of this Manufacturer's Agreement with rights to enforce such agreement.

10.             GOVERNING LAW

10.1     The construction and performance of this Manufacturer's Agreement will be governed by the internal, substantive laws of the state of Illinois without regard to its choice of law rules.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.

(Manufacturer)                                                  (Licensee)

By:   __________________________            By:_______________________

Title:  __________________________           Title:  _______________________

Date:  __________________________           Date: _______________________

MOTOROLA, INC.

By:    __________________________

Title:  __________________________

Date:  __________________________

EXHIBIT F

SALES YEAR; MINIMUM ROYALTY; ROYALTY RATE

SALES YEARS:

            Sales Year 1:    October 1, 2004 to December 31, 2005

Sales Year 2:    January 1, 2006 to December 31, 2006

            Sales Year 3:    January 1, 2007 to December 31, 2007

MINIMUM ROYALTY:

            Sales Year 1:  $375,000.00

            Sales Years 2 to 3:  as provided in Section 8.3.1, Motorola and Licensee shall agree on the Minimum Royalty for Sales Year 2 and Sales Year 3 prior to the end of the prior Sales Year.  If Motorola and Licensee are unable to agree on the Minimum Royalty for Sales Year 2 or Sales Year 3 then the Minimum Royalty shall be seventy-five per cent (75%) of the actual annualized Royalty for the prior Sales Year, provided however, in no event shall the Minimum Royalty be less than seventy-five percent (75%) nor more than one-hundred-twenty-five percent (125%) of the prior year's annualized Minimum Royalty.

ROYALTY RATES BY PRODUCT:

15% of Net Sales for all Products

 EXHIBIT G
APPROVED SUPPLIERS

Vendor
Robert Tateosian	Tateosian Ltd
London House Suite 13, 266 Fulham Road
London, England, SW10 9EL

CUC Engineering	CUC Engineering A/S
PO Box 207 Industritive J29
Slageise, Denmark- DK4200

The Clip Company	The Clip Company
695 North 900 West, Suite 9
Kaysville, Utah 84037

Auld	The Auld Company
180 Outerbelt Street
Columbus, Ohio 43213

Bush/Colorworks	Bush Technologies Inc
1 Mason Drive, PO Box 460
Jamestown, New York 14702-0460

ScreenTech	ScreenTech Ltd.
Bray Bussines Park, Southern Cross road
Bray County, Wicklow, Ireland

Superfone	Superfone Telecom BV
Bierbrouwersweg 27
NL-3449 HW Woerden

Madhouse	Madhouse Associates Ltd.
Laurence Building, 2 Mount Street
Manchester, UK M2 5WQ

CTP-Davall	CTP Davall Ltd.
Carclo Technical Plastics
Mossburn Ave.: Lancshire, England ML7 5NP

Greenpoint	Westing Green (Tianjin) Plastic Co. Ltd.
No. 3 Xinghua Yizhi Rd., Xiqing Economic Development
Tianjin, China 300381

Sunningdale	Sunningdale Plastics Industries (Tianjin)
No. 22 Huanghai Ave. 1, TEDA
Tianjin, China

Imageware	Imageware AS
Verpet Veien 51
No 1540 Vestby, Norway

EXHIBIT H

PRODUCT WARRANTY

    Licensee shall include a written warranty statement on or in all Product packaging or packaging inserts. Such warranty shall, at a minimum:

a.	comply with all applicable laws of the country or countries in which the Product is sold;
b.	specify what components the warranty covers;
c.	specify the time period of the warranty, which shall be no less than one (1) and no more than five (5) years from date of purchase;
d.	specify the remedy (e.g. repair, replacement, or refund) if the Product does not conform to the warranty;
e.	specify the Licensee's telephone number available to Product purchasers for warranty and other support;
f.	to the extent allowed by law, exclude consequential, incidental and punitive damages and limit any remedies to repair, replace or refund; and
g.	clearly indicate that Motorola is not responsible for warranty support of the Product
h.	be substantively equivalent to the sample warranty statement below:

Statement of Limited Warranty: (Licensee) warrants that for a period of 1 year from the date of purchase that this product 1) is free from defects in materials and workmanship and 2) conforms to its specifications. If this product does not function as warranted during the warranty period, (Licensee), at its option, will either replace this product with one that is functionally equivalent or will refund your purchase price. These are your exclusive remedies under this warranty. Please call 1-800 (XXXXXXXX) for warranty service.

This product is manufactured, distributed or sold by XXXXXX, official licensee for this product.  Motorola, the Motorola logo trademarks and the Motorola trade dress are owned by Motorola, Inc. and are used under license from Motorola. Please contact XXXXXX at YYYYYYYY for questions/comments, warranty, support, or service related to this product

This warranty will be voided by misuse, improper physical environment, accident, or improper maintenance by you. THIS WARRANTY REPLACES ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AN]) FITNESS FOR A PARTICULAR PURPOSE. THESE WARRANTIES GIVE YOU SPECIFIC LEGAL RIGHTS AND YOU MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM JURISDICTION TO JURISDICTION. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF EXPRESS OR IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION OR LIMITATION MAY NOT APPLY TO YOU. IN THAT EVENT, SUCH WARRANTIES ARE LIMITED IN DURATION TO THE WARRANTY PERIOD. NO WARRANTIES APPLY AFTER THAT PERIOD.

14

Circumstances may arise where, because of a default on (Licensee's) part or other liability, you are entitled to recover damages from (Licensee). In each such instance, regardless of the basis on which you are entitled to claim damages from (Licensee) (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), (Licensee) is only liable for:

1.          damages for bodily injury (including death) and damage to real property and tangible personal property; and

2.          the amount of any other actual direct damages or loss, up to the greater of $500 or the price paid for this product.

UNDER NO CIRCUMSTANCES IS (Licensee) OR XXX LIABLE FOR ANY OF THE FOLLOWING: (1) THIRD-PARTY CLAIMS AGAINST YOU FOR LOSSES OR DAMAGES (OTHER THAN THOSE UNDER THE FIRST ITEM LISTED ABOVE); (2) LOSS OF, OR DAMAGE TO, YOUR RECORDS OR DATA: OR (3) SPECIAL, INCIDENTAL OR INDIRECT DAMAGES OR FOR ANY ECONOMIC CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF (Licensee) OR XXX ARE INFORMED OF THEIR POSSIBILITY. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE EXCLUSION OR LIMITATION MAY NOT APPLY TO YOU.

15

EXHIBIT I

REPORTING REQUIREMENTS

At a minimum, the Licensee shall provide monthly written reports no later than the 15th day of each month that includes the following information:

Monthly Sales and Royalty Report

-Reporting Month and Year

-Primary Contact Person

-Licensee Address and Phone Number

-Customer name, region and country

-Product SKU#

-Product Description

-Royalty %

-Selling Price

-Units Sold for the Month and Year-to-Date

-Sales Revenue for the Month and Year-to-Date

-Total Royalties for the Month and Year-to-Date

-Units Returned for the Month

-Total Net Royalties Year-to-Date

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